Exhibit 99.1

First National Community Bancorp Appoints Steven R. Tokach President and CEO

NEW CEO ADDS SUBSTANTIAL KNOWLEDGE OF FNCB’S MARKET

AND STRONG REGULATORY BACKGROUND

DUNMORE, Pa. (November 22, 2011)—First National Community Bancorp, Inc., (OTC Markets Group, Inc.: FNCB), the parent company of Dunmore-based First National Community Bank, today announced that the Board of Directors appointed Steven R. Tokach President and Chief Executive Officer and a member of the Board of Directors of the Bancorp and the Bank, subject to receiving a non-objection notice from the Bank’s regulators.

Mr. Tokach, a resident of Mountaintop, Pennsylvania, joins FNCB with nearly a quarter century of community banking experience in the Northeastern Pennsylvania market area. Tokach was Regional President of First Liberty Bank & Trust, the Pennsylvania bank division of Community Bank, N.A. He also served as Senior Vice President and Chief Credit Administrator for Community Bank, N.A., a multi-billion dollar bank with locations in upstate New York and Northeastern Pennsylvania. Prior to initiating his banking career in 1982, Mr. Tokach was a bank examiner with the Comptroller of the Currency for 14 years, supervising or assisting in the examination of national banks of all sizes.

Tokach is a graduate of King’s College in Wilkes-Barre, PA, where he earned a bachelor’s degree in accounting. He is a former member of the boards of directors of the Scranton Chamber of Commerce, the United One Credit Bureau, and the Scranton Chapter of the American Red Cross.

“Our Board is pleased to appoint an experienced Northeastern Pennsylvania community banker to lead our senior management team as we continue the process of rebuilding our financial enterprise,” said Dominick L. DeNaples, Chairman of the Board of Directors. “Steve’s deep knowledge of our market and customers are valuable assets which will serve to further strengthen the seasoned management group we have assembled over the last two years. As an experienced national bank examiner, Steve is well-equipped to lead our ongoing efforts to resolve existing regulatory issues and return the Bank to normal regulatory status.”

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About First National Community Bank:

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com

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MEDIA CONTACT:	INVESTOR CONTACT:

Joseph J. Earyes, CPA	Edward J. Lipkus
First Senior Vice President and	Executive Vice President and
Retail Banking Officer	Chief Financial Officer
First National Community Bank	First National Community Bancorp
(570) 558-6701	(570) 348-6438
jearyes@fncb.com	elipkus@fncb.com